Terex Reports Fourth Quarter and Full-Year 2023 Results

•Full-year sales of $5.2 billion increased 17%
•Q4 and full-year income from operations of $116 million and $637 million
•Q4 and full-year operating margins of 9.5% and 12.4%
•Q4 and full-year EPS of $1.88 and $7.56
•Q4 and full-year results include $0.47 and $0.50 net favorable EPS impacts from non-recurring items. Excluding these items:
◦Q4 EPS of $1.41 up 5%
◦Full-year income from operations of $652 million up 55%
◦Full-year operating margin of 12.7% improved 320 bps
◦Full-year EPS of $7.06 up 63%
•Return on Invested Capital of 28.5% up 720 bps
•2024 Outlook: Sales of $5.1 to $5.3 billion and EPS of $6.85 to $7.25

Norwalk, CT, February 8, 2024 -- Terex Corporation (NYSE: TEX) today announced its results for the fourth quarter and full-year 2023.

CEO Commentary
"After five years in the organization, I am honored, humbled and excited to be Terex's next CEO. Terex is in a very good place, and I look forward to a bright future," said Terex President and Chief Executive Officer Simon Meester. He added, "We are pleased by our strong 2023 performance, and believe Terex is well-positioned to continue to deliver value to its customers and shareholders, with strong demand for its products and favorable megatrends for the long term. Our annual results demonstrate significant improvement over the prior year and highlight our ability to successfully manage cost inflation and supply chain challenges. I would like to thank our team members for their hard work and resilience to consistently deliver value for our customers and shareholders."

"As we begin the new year, we again expect to deliver strong results across our diverse product portfolio, driven by our differentiated offerings, continued focus on efficiency and favorable end markets. We do anticipate some headwinds from European markets as well as lingering, yet slowly improving supply chain disruptions. As such, Terex plans to deliver sales between $5.1 and $5.3 billion and earnings per share between $6.85 and $7.25 and with that, continue to stay ahead of our December 2022 Investor Day targets."

Fourth Quarter Operational and Financial Highlights
•Net sales of $1.2 billion in the fourth quarter of 2023 were consistent with the strong fourth quarter of 2022. Demand for our products remained healthy across multiple businesses.
•Income from continuing operations was $127.9 million, or $1.88 per share, compared to $92.0 million, or $1.34 per share, in the fourth quarter of 2022. Income from continuing operations in the fourth quarter of 2023 included a net favorable impact of $32.0 million of one-time items primarily related to a tax benefit associated with the Company's operations in Switzerland partially offset by accelerated stock vesting and other expenses. Excluding these items, EPS was $1.41 compared with $1.34 per share, in the fourth quarter of 2022.

Full-Year 2023 Operational and Financial Highlights
•Net sales of $5.2 billion for the full-year 2023 increased 16.6% compared to $4.4 billion in the prior year. The increase was primarily driven by strong demand for our products across multiple businesses and all major geographies and price realization necessary to mitigate rising costs, across all segments.
•Income from operations of $636.5 million, or 12.4% of net sales in the full-year 2023, increased from $420.0 million or 9.5% of net sales in the prior year. The increase was primarily driven by incremental profit achieved on higher sales volume, improved manufacturing efficiencies and price realization, partially offset by cost increases. Excluding net one-time expenses of $15.2 million, operating margins were 12.7%.
•Income from continuing operations for the full-year 2023 was $516.7 million, or $7.56 per share, compared to $300.2 million, or $4.32 per share, in the prior year. Excluding net one-time items of $0.50, 2023 EPS of $7.06 increased $2.74 or 63% year-over-year.
•Return on invested capital of 28.5% significantly exceeded our cost of capital as we continued to invest in the business and return cash to shareholders through dividends and share repurchases.
•The effective tax rate for the year was 10.9% which was impacted by a deferred tax asset from the recognition of a tax attribute related to a change in the Company’s taxation model associated with its operations in Switzerland. Excluding the impact, our effective tax rate would have been 18.2%.

Business Segment Review

Materials Processing
•Net sales were $554.7 million for the fourth quarter of 2023, up 0.8% or $4.4 million year-over-year, primarily driven by healthy demand for our products across multiple businesses. Income from operations decreased 3.7% to $83.8 million for the fourth quarter of 2023, or 15.1% of net sales, compared to $87.0 million, or 15.8% of net sales, in the prior year as improved manufacturing efficiencies and disciplined cost management were offset by non-recurring charges related to an unfavorable product liability verdict.
•Net sales were $2.2 billion for the full-year 2023, up 14.7% or 285.4 million year-over-year. Income from operations increased 20.4% to $358.6 million for the full-year 2023, or 16.1% of net sales, compared to $297.8 million, or 15.3% of net sales, in the prior year.

Aerial Work Platforms
•Net sales were $659.9 million for the fourth quarter of 2023, down slightly from the fourth quarter of 2022 as deliveries returned to a more normal seasonal pattern. Income from operations increased 13.0% to $61.0 million for the fourth quarter of 2023, or 9.2% of net sales, compared to $54.0 million, or 8.0% of net sales in the prior year. The increase was driven by price realization and cost reduction initiatives, partially offset by costs associated with the ramp-up of our Monterrey facility and severance charges.
•Net sales were $2.9 billion for the full-year 2023, up 17.6% or $438.1 million year-over-year. Income from operations increased 89.2% to $371.3 million for the full-year 2023, or 12.7% of net sales, compared to $196.2 million, or 7.9% of net sales, in the prior year as Genie reached its goal of price/cost neutrality for the year.

Capital Allocation
•As of December 31, 2023, the Company had liquidity (cash and availability under our revolving line of credit) of $971 million and net leverage of 0.4x.
•During 2023, Terex deployed $151 million in capital expenditures and investments.
•Terex returned over $100 million to shareholders for the second year in a row. In 2023, Terex returned $104 million to shareholders, including $61 million in share repurchases and $43 million in dividend payments.
•We raised the dividend twice by a total of 31% in 2023.
•Full-year free cash flow was $366 million, up $214 million over the prior year.

CFO Commentary
Julie Beck, Senior Vice President and Chief Financial Officer, said, "We delivered another year of profitable growth, margin expansion and strong ROIC, while remaining committed to our capital allocation strategy. With our low leverage, ample liquidity, and free cash flow generation, we are in a strong position to pursue our growth initiatives and to continue to enhance shareholder value."

Dividend Announcement
The Company's Board of Directors declared a quarterly dividend of $0.17 per share. The dividend is to be paid on March 19, 2024 to all stockholders of record as of the close of business on March 8, 2024.

Full-Year 2024: Outlook
(in millions, except per share data)

Terex Outlook (1)	FY 2023 GAAP / Non-GAAP	FY 2024 Outlook
Net Sales	$5,152	$5,100 - $5,300
Operating Margin*	12.4% / 12.7%	12.8% - 13.1%
Interest / Other Expense	$57	~$60
Tax Rate*	10.9% / 18.2%	~22%
EPS*	$7.56 / $7.06	$6.85 - $7.25
Share Count	68.3	~68
Depreciation / Amortization	$56	~$65
Free Cash Flow	$366	$325 - $375 (2)
Corp & Other OP*	($93) / ($84)	~($80)

Segment Outlook (1)	FY 2023		FY 2024 Outlook
	Net Sales	Operating Margin	Net Sales	Operating Margin
Materials Processing	$2,227	16.1%	$2,200 - $2,300	15.6% - 15.9%
Aerial Work Platforms	$2,922	12.7%	$2,900 - $3,000	13.4% - 13.7%

(1) Excludes the impact of future acquisitions, divestitures, restructuring and other unusual items
(2) Capital expenditures of ~$145 million

* See the glossary for reconciliation of financial call-outs to U.S. GAAP.

Non-GAAP Measures and Other Items

Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis.  A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses.

The Glossary at the end of this press release contains further details about this subject.

Conference call

The Company has scheduled a conference call to review the financial results on Friday, February 9, 2024 beginning at 8:30 a.m. ET. Simon A. Meester, President and Chief Executive Officer, and Julie Beck, Senior Vice President and Chief Financial Officer, will host the call. A simultaneous webcast of this call can be accessed at https://investors.terex.com. Participants are encouraged to access the call 15 minutes prior to the starting time. The call will also be archived in the Event Archive at https://investors.terex.com.

Forward-Looking Statements

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995) regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent reports we file with the U.S. Securities and Exchange Commission from time to time, in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contingencies and Uncertainties.” In addition, when included in this press release, the words “may,” “expects,” “should,” “intends,” “anticipates,” “believes,” “plans,” “projects,” “estimates,” “will” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond our control, include, among others:
•our operations are subject to a number of potential risks that arise from operating a multinational business, including political and economic instability and compliance with changing regulatory environments;
•changes in the availability and price of certain materials and components, which may result in supply chain disruptions;
•consolidation within our customer base and suppliers;
•our business may suffer if our equipment fails to perform as expected;
•a material disruption to one of our significant facilities;
•our business is sensitive to general economic conditions, government spending priorities and the cyclical nature of markets we serve;
•our consolidated financial results are reported in U.S. dollars while certain assets and other reported items are denominated in the currencies of other countries, creating currency exchange and translation risk;
•our need to comply with restrictive covenants contained in our debt agreements;
•our ability to generate sufficient cash flow to service our debt obligations and operate our business;
•our ability to access the capital markets to raise funds and provide liquidity;
•the financial condition of customers and their continued access to capital;
•exposure from providing credit support for some of our customers;
•we may experience losses in excess of recorded reserves;
•our industry is highly competitive and subject to pricing pressure;
•our ability to integrate acquired businesses;
•our ability to successfully implement our strategy and the actual results derived from such strategy;
•increased cybersecurity threats and more sophisticated computer crime;
•increased regulatory focus on privacy and data security issues and expanding laws;
•our ability to attract, develop, engage and retain team members;
•possible work stoppages and other labor matters;
•litigation, product liability claims and other liabilities;
•changes in import/export regulatory regimes, imposition of tariffs, escalation of global trade conflicts and unfairly traded imports, particularly from China, could continue to negatively impact our business;
•compliance with environmental regulations could be costly and failure to meet sustainability expectations or standards or achieve our sustainability goals could adversely impact our business;
•our compliance with the United States (“U.S.”) Foreign Corrupt Practices Act and similar worldwide anti-corruption laws;
•our ability to comply with an injunction and related obligations imposed by the U.S. Securities and Exchange Commission (“SEC”); and
•other factors.

Actual events or our actual future results may differ materially from any forward-looking statement due to these and other risks, uncertainties and material factors. The forward-looking statements contained herein speak only as of the date of this press release and the forward-looking statements contained in documents incorporated herein by reference speak only as of the date of the respective documents. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained or incorporated by reference in this press release to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Terex
Terex is a global manufacturer of materials processing machinery and aerial work platforms. We design, build and support products used in maintenance, manufacturing, energy, recycling, minerals and materials management, and construction applications. Certain Terex products and solutions enable customers to reduce their impact on the environment including electric and hybrid offerings that deliver quiet and emission-free performance, products that support renewable energy, and products that aid in the recovery of useful materials from various types of waste. Our products are manufactured in North America, Europe, Australia and Asia and sold worldwide. We engage with customers through all stages of the product life cycle, from initial specification to parts and service support. We report our business in the following segments: (i) MP and (ii) AWP.

Contact Information
Paretosh Misra
Head of Investor Relations
Phone: 203-604-3977
Email: paretosh.misra@terex.com

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2023	2022	2023	2022
Net sales	$1,222.6	$1,217.6	$5,151.5	$4,417.7
Cost of goods sold	(960.1)	(982.2)	(3,974.9)	(3,546.5)
Gross profit	262.5	235.4	1,176.6	871.2
Selling, general and administrative expenses	(146.8)	(114.6)	(540.1)	(451.2)
Income (loss) from operations	115.7	120.8	636.5	420.0
Other income (expense)
Interest income	2.4	0.7	7.6	2.8
Interest expense	(16.0)	(13.3)	(63.3)	(49.1)
Loss on early extinguishment of debt	—	(0.2)	—	(0.3)
Other income (expense) – net	3.6	(2.2)	(1.1)	(6.8)
Income (loss) from continuing operations before income taxes	105.7	105.8	579.7	366.6
(Provision for) benefit from income taxes	22.2	(13.8)	(63.0)	(66.4)
Income (loss) from continuing operations	127.9	92.0	516.7	300.2
Gain (loss) on disposition of discontinued operations- net of tax	(1.0)	0.2	1.3	(0.2)
Net income (loss)	$126.9	$92.2	$518.0	$300.0
Basic earnings (loss) per share:
Income (loss) from continuing operations	$1.90	$1.37	$7.65	$4.38
Gain (loss) on disposition of discontinued operations – net of tax	(0.01)	—	0.02	—
Net income (loss)	$1.89	$1.37	$7.67	$4.38
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$1.88	$1.34	$7.56	$4.32
Gain (loss) on disposition of discontinued operations – net of tax	(0.02)	—	0.02	—
Net income (loss)	$1.86	$1.34	$7.58	$4.32
Weighted average number of shares outstanding in per share calculation
Basic	67.2	67.5	67.5	68.5
Diluted	68.1	68.6	68.3	69.4

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	December 31, 2023	December 31, 2022

Assets
Current assets
Cash and cash equivalents	$370.7	$304.1
Other current assets	1,874.5	1,657.9
Total current assets	2,245.2	1,962.0
Non-current assets
Property, plant and equipment – net	569.8	465.6
Other non-current assets	800.5	690.5
Total non-current assets	1,370.3	1,156.1
Total assets	$3,615.5	$3,118.1

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$2.8	$1.9
Other current liabilities	1,116.4	996.7
Total current liabilities	1,119.2	998.6
Non-current liabilities
Long-term debt, less current portion	620.4	773.6
Other non-current liabilities	203.6	164.7
Total non-current liabilities	824.0	938.3
Total liabilities	1,943.2	1,936.9

Total stockholders’ equity	1,672.3	1,181.2
Total liabilities and stockholders’ equity	$3,615.5	$3,118.1

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in millions)

	Year Ended December 31,
	2023	2022
Operating Activities
Net income (loss)	$518.0	$300.0
Depreciation and amortization	56.4	47.2
Changes in operating assets and liabilities and non-cash charges	(115.1)	(86.0)
Net cash provided by (used in) operating activities	459.3	261.2
Investing Activities
Capital expenditures	(127.2)	(109.6)
Other investing activities, net	12.8	(44.5)
Net cash provided by (used in) investing activities	(114.4)	(154.1)
Financing Activities
Net cash provided by (used in) financing activities	(287.8)	(54.9)
Effect of exchange rate changes on cash and cash equivalents	9.5	(15.0)
Net increase (decrease) in cash and cash equivalents	66.6	37.2
Cash and cash equivalents at beginning of year	304.1	266.9
Cash and cash equivalents at year end	$370.7	$304.1

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Q4				Year to Date
	2023		2022		2023		2022
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,222.6		$1,217.6		$5,151.5		$4,417.7
Income from operations	$115.7	9.5%	$120.8	9.9%	$636.5	12.4%	$420.0	9.5%

MP
Net sales	$554.7		$550.3		$2,227.0		$1,941.6
Income from operations	$83.8	15.1%	$87.0	15.8%	$358.6	16.1%	$297.8	15.3%

AWP
Net sales	$659.9		$671.8		$2,921.7		$2,483.6
Income from operations	$61.0	9.2%	$54.0	8.0%	$371.3	12.7%	$196.2	7.9%

Corp and Other / Eliminations
Net sales	$8.0		$(4.5)		$2.8		$(7.5)
Loss from operations	$(29.1)	*	$(20.2)	*	$(93.4)	*	$(74.0)	*
* - Not a meaningful percentage

GLOSSARY

Non-GAAP Measures Definitions

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except share data and percentages), and are as of or for the period ended December 31, 2023, unless otherwise indicated.

As changes in foreign currency exchange rates have a non-operating impact on our financial results, we believe excluding effects of these changes assists in assessment of our business results between periods. We calculate the translation effect of foreign currency exchange rate changes by translating current period results using rates that the comparable prior periods were translated at to isolate the foreign exchange component of the fluctuation from the operational component. Similarly, the impact of changes in our results from acquisitions and divestitures that were not included in comparable prior periods may be subtracted from the absolute change in results to allow for better comparability of results between periods.

2024 Outlook
The Company's 2024 outlook for earnings per share is a non-GAAP financial measure because it excludes the impact of potential future acquisitions, divestitures, restructuring, and other unusual items. The Company is not able to reconcile this forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the exact timing and impact of such items. The unavailable information could have a significant impact on the Company's full-year 2024 GAAP financial results. This forward looking information provides guidance to investors about the Company's EPS expectations excluding unusual items that the Company does not believe is reflective of its ongoing operations.

Free Cash Flow
The Company calculates a non-GAAP measure of free cash flow. The Company defines free cash flow as Net cash provided by (used in) operating activities less Capital expenditures, net of proceeds from sale of capital assets. The Company believes that this measure of free cash flow provides management and investors further useful information on cash generation or use in our primary operations. The following table reconciles Net cash provided by (used in) operating activities to free cash flow (in millions):

	Year Ended December 31, 2023		Year Ended December 31, 2022
Net cash provided by (used in) operating activities	$459.3		$261.2
Capital expenditures, net of proceeds from sale of capital assets	(93.6)	(1)	(109.4)
Free cash flow (use)	$365.7		$151.8

(1) Amount includes $127.2 million of capital expenditures, net of $33.6 million of proceeds from sale of capital assets.

ROIC
ROIC and other Non-GAAP Measures (as calculated below) assist in showing how effectively we utilize capital invested in our operations. ROIC is determined by dividing the sum of NOPAT for each of the previous four quarters by the average of Debt less Cash and cash equivalents plus Stockholders’ equity for the previous five quarters. NOPAT for each quarter is calculated by multiplying Income (loss) from operations by one minus the full year 2023 effective tax rate as adjusted. Debt is calculated using amounts for Current portion of long-term debt plus Long-term debt, less current portion. We calculate ROIC using the last four quarters’ NOPAT as this represents the most recent 12-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, we include the average of five quarters’ ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

In the calculation of ROIC, we adjusted the effective tax rate for a one-time tax benefit derived from recording of a deferred tax asset in relation to our Swiss operations to create a measure that is more useful to understanding our operating results and the ongoing performance of our underlying business as shown in the tables below. Our management and Board of Directors use ROIC as one measure to assess operational performance, including in connection with certain compensation programs. We use ROIC as a metric because we believe it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. We believe ROIC measures return on the amount of capital invested in our businesses and is an accurate and descriptive measure of our performance. We also believe adding Debt less Cash and cash equivalents to Stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and ROIC highlights the level of value creation as a percentage of capital invested. As the tables below show, our ROIC at December 31, 2023 was 28.5%.

Amounts described below are reported in millions of U.S. dollars, except for the Effective Tax Rate. Amounts are as of and for the three months ended for the periods referenced in the tables below:

	Dec '23	Sep '23	Jun '23	Mar '23	Dec '22
Effective tax rate as adjusted	18.2%	18.2%	18.2%	18.2%
Income (loss) from operations	$115.7	$163.2	$209.9	$147.7
Multiplied by: 1 minus effective tax rate as adjusted	81.8%	81.8%	81.8%	81.8%
Net operating income (loss) after tax	$94.6	$133.5	$171.7	$120.8
Debt	$623.2	$708.7	$736.7	$777.0	$775.5
Less: Cash and cash equivalents	(370.7)	(352.3)	(297.7)	(254.2)	(304.1)
Debt less Cash and cash equivalents	252.5	356.4	439.0	522.8	471.4
Stockholders’ equity	1,672.3	1,496.2	1,432.2	1,294.6	1,181.2
Debt less Cash and cash equivalents plus Stockholders’ equity	$1,924.8	$1,852.6	$1,871.2	$1,817.4	$1,652.6

December 31, 2023 ROIC	28.5%
NOPAT as adjusted (last 4 quarters)	$520.6
Average Debt less Cash and cash equivalents plus Stockholders’ equity (5 quarters)	$1,823.7

Twelve Months Ended December 31, 2023	Income (loss) from continuing operations before income taxes	(Provision for) benefit from income taxes	Income tax rate
Reconciliation of the full year 2023 effective tax rate:
As reported	579.7	(63.0)	10.9%
Effects of adjustments:
Tax related to Swiss deferred tax assets	—	(42.3)
As adjusted	$579.7	$(105.3)	18.2%

Working Capital
Working Capital is calculated using the Condensed Consolidated Balance Sheet amounts for Receivables (net of allowance) plus Inventories, less Trade accounts payable and Customer advances. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. For the periods below, working capital was:

December 31, 2023
Inventories	$1,186.0
Receivables	547.8
Less: Trade Accounts Payables	(702.6)
Less: Customer Advances	(32.2)
Total Working Capital	$999.0

Trailing Three Months Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

3 months Sales		$1,222.6
Number of quarters	x	4.0
Annualized Quarterly Sales		$4,890.4

WC % of Annualized Quarterly Sales		20.4%

The ratio is calculated by dividing working capital by trailing three months annualized net sales. The Company believes this measures its resource use efficiency.

Q4 2023 Adjustments

	Q4 2023 GAAP	Accelerated Vesting / Other	Product Liability Verdict	Mark-to-Market	Tax	Q4 2023 Non-GAAP
Net Sales	$1,222.6	–	–	–	–	$1,222.6
Gross Profit	262.5	0.2	4.0	–	–	266.7
% of Sales	21.5%					21.8%
SG&A	(146.8)	12.8	–	–	–	(134.0)
% of Sales	(12.0%)					(11.0%)
Income (Loss) from Operations	115.7	13.0	4.0	–	–	132.7
Operating Margin	9.5%					10.9%
Net Interest (Expense)	(13.6)	–	–	–	–	(13.6)
Other (Expense)	3.6	–	–	(4.7)	–	(1.1)
Income (Loss) from Cont. Ops. Before Taxes	105.7	13.0	4.0	(4.7)	–	118.0
Benefit from (Provision for) Income Taxes	22.2	(1.1)	(0.9)	–	(42.3)	(22.1)
Effective Tax Rate	(21.0%)					18.7%
Income (Loss) from Continuing Operations	$127.9	11.9	3.1	(4.7)	(42.3)	$95.9
Earnings (Loss) per Share	$1.88	0.17	0.05	(0.07)	(0.62)	$1.41

		Accelerated Vesting / Other
Corp & Other OP	$(29.1)	9.5				$(19.6)

FY 2023 Adjustments

	FY 2023 GAAP	Accelerated Vesting / Other	Product Liability Verdict	OKC Sale Gain	Mark-to-Market	Tax	FY 2023 Non-GAAP
Net Sales	$5,151.5	–	–	–	–	–	$5,151.5
Gross Profit	1,176.6	0.2	4.0	–	–	–	1,180.8
% of Sales	22.8%						22.9%
SG&A	(540.1)	12.8	–	(1.8)	–	–	(529.1)
% of Sales	(10.5%)						(10.3%)
Income (Loss) from Operations	636.5	13.0	4.0	(1.8)	–	–	651.7
Operating Margin	12.4%						12.7%
Net Interest (Expense)	(55.7)	–	–	–	–	–	(55.7)
Other (Expense)	(1.1)	–	–	–	(5.7)	–	(6.8)
Income (Loss) from Cont. Ops. Before Taxes	579.7	13.0	4.0	(1.8)	(5.7)	–	589.2
Benefit from (Provision for) Income Taxes	(63.0)	(1.1)	(0.9)	0.4	(0.1)	(42.3)	(107.0)
Effective Tax Rate	10.9%						18.2%
Income (Loss) from Continuing Operations	$516.7	11.9	3.1	(1.4)	(5.8)	(42.3)	$482.2
Earnings (Loss) per Share	$7.56	0.17	0.05	(0.02)	(0.08)	(0.62)	$7.06

		Accelerated Vesting / Other
Corp & Other OP	$(93.4)	9.5					$(83.9)